As filed with the Securities and Exchange Commission on April 2, 2008
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TREEHOUSE FOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2311383 (I.R.S. Employer Identification No.)

Two Westbrook Corporate Center, Suite 1070 Westchester, Illinois (Address of Principal Executive Offices)	60154 (Zip Code)
TreeHouse Foods, Inc. Equity and Incentive Plan
(f/k/a TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan)
(Full title of the Plan)
Thomas E. O’Neill, Esq.
Senior Vice President, General Counsel and Chief Administrative Officer
TreeHouse Foods, Inc.
Two Westbrook Corporate Center, Suite 1070
Westchester, Illinois 60154
(Name and address of agent for service)
(708) 483-1300
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities to be	Amount to be	offering price	aggregate offering	registration
registered (1)(2)	registered (1)(2)	per share (3)	price (3)	fee (3)
Common Stock, $0.01 par value	1,260,000	$22.97	$28,942,200	$1,137.43

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share, that may be issued pursuant to the TreeHouse Foods, Inc. Equity and Incentive Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Includes preferred stock purchase rights (the “Rights”), which initially attach to and trade with the shares of common stock being registered hereby. The value attributable to the Rights, if any, is reflected in the market price of the common stock.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low sale prices reported for shares of the Registrant’s common stock on the New York Stock Exchange on March 27, 2008.

EXPLANATORY NOTE
     Pursuant to General Instruction E of Form S-8, this Registration Statement registers an additional 1,260,000 shares of common stock, par value $0.01 of TreeHouse Foods, Inc. that may be awarded under the Company’s Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan), as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     The contents of the Registration Statement on Form S-8 as filed on June 28, 2005, Registration Statement No. 333-126161, as amended, are incorporated by reference into this Registration Statement.
Item 8. Exhibits.
     The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Powers of attorney (included on the signature page of this Registration Statement).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, Illinois, on the 2nd day of April, 2008.

TREEHOUSE FOODS, INC.
By:	/s/ Thomas E. O'Neill
Thomas E. O'Neill
Senior Vice President, General Counsel and Chief Administrative Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sam K. Reed and Thomas E. O’Neill and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sam K. Reed Sam K. Reed	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2008

/s/ Dennis R. Riordan Dennis F. Riordan	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2008

/s/ George V. Bayly George V. Bayly	Director	April 2, 2008

/s/ Gregg L. Engles Gregg L. Engles	Director	April 2, 2008

/s/ Diana S. Ferguson Diana S. Ferguson	Director	April 2, 2008

/s/ Frank J. O’Connell Frank J. O’Connell	Director	April 2, 2008

/s/ Gary D. Smith Gary D. Smith	Director	April 2, 2008

/s/ Terdema L. Ussery, II Terdema L. Ussery, II	Director	April 2, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Powers of attorney (included on the signature page of this Registration Statement).